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                      June 26, 2024

       Peter Wexler
       Executive Vice President and Chief Legal Officer
       Newmont Corporation
       6900 E Layton Avenue
       Denver, Colorado 80237

                                                        Re: Newmont Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-31240

       Dear Peter Wexler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation